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                                                                    EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT


WE HAVE RECENTLY EXPERIENCED LOSSES, AND WE EXPECT TO INCUR LOSSES IN THE NEAR TERM.

         We experienced a net loss of approximately $4.4 million, or 34.0% of our total revenue, in the year ended December 31, 1999, and a net loss of approximately $12.0 million, or 143.6% of our total revenue, in the nine months ended September 30, 2000. At September 30, 2000, we had an accumulated deficit of $22.3 million. Our recent history of losses began as a result of our shift from developing and marketing call accounting products only to also developing and marketing an Internet usage management solution. We anticipate that planned expenditures on sales, marketing and product development will result in additional losses in the near term. We also expect to incur short-term losses as a result of our restructuring in July 2000 and our reduction in force in October 2000. The reduction in force was designed to lower our projected long-term operating expenses. However, our ability to decrease our future expenditures on sales, marketing and product development will be driven primarily by our ability to achieve our targeted revenue goals.

         Our recent history of rapid growth continues to place a significant demand on management and operational resources. In order to manage our development effectively, it is necessary to implement and improve operational systems, procedures and controls on a timely basis. In addition, we expect that future development will continue to challenge our ability to hire, train, motivate, retain and manage our employees. Competition is intense for highly qualified technical, sales and marketing and management personnel. If total revenue does not increase relative to operating expenses, and management systems do not expand to meet increasing demands, and if the we fail to attract, assimilate and retain qualified personnel or our management otherwise fails to manage our development effectively, there will be a material adverse effect on our business, financial condition and operating results.

         We are not certain when we will regain profitability. Even if we do regain profitability, we may not sustain or increase profitability on a quarterly or annual basis.

WE HAVE RECENTLY ADOPTED A NEW AND UNPROVEN BUSINESS MODEL.

         In July 2000, we restructured our business into two distinct business divisions - the Internet division and the Call Accounting division. Although we were incorporated in 1986, our adoption of this new and unproven business model imposes upon us many of the risks inherent in a company with a more limited operating history. These risks include the failure of the new business model to allow us to retain existing customers, attract new customers and maintain customer satisfaction with our products. In addition, we will expend significant management and financial resources on the restructuring of our business. While we believe that focusing our employees on specific product lines will allow us to provide better service to our customers, we cannot assure investors that the restructuring will be successful. If our new business model does not provide us with the ability to increase sales of our products, our business, results or operation and financial condition will all be adversely affected.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE, WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE.

         During our operating history, we have experienced quarterly fluctuations in our operating results, and we expect this trend to continue. These fluctuations are caused by several factors described below and elsewhere in this "Safe Harbor Compliance Statement" section, many of which are beyond our control. Factors that affect our operating results include:


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-        the timing and release of new products or enhancements

-        unexpected delays in introducing new products or enhancements

-        the timing of shipment and installation of products ordered

- delays of purchases of our products by customers who anticipate the release of a new product or enhancement

- the amount and timing of our sales and marketing, product development, or administrative expenses

         Due to these factors, we believe that quarter to quarter comparisons of our operating results may not be meaningful. Therefore, you should not rely on the results of one quarter as an indication of our future performance. Furthermore, we plan to expand our sales operations, develop new distribution channels, fund greater levels of research and development, and improve operational and financial systems. Failure of our revenue to increase along with these expenses could create fluctuations in our quarterly results of operations.

WE HAVE DERIVED LIMITED REVENUES FROM OUR INTERNET PRODUCTS TO DATE, AND WE MAY NOT BE SUCCESSFUL IN ACHIEVING SUBSTANTIAL REVENUE FROM THESE PRODUCTS.

         We released the initial version of our Internet usage management product in May 1997 and the initial version of our Web analytics product in April 2000. We have incurred significant costs in the development of this product and expect to incur significant costs related to further sales, distribution and development of our Internet products in the near term. We cannot guarantee that our Internet products will achieve broad market acceptance and generate substantial revenue. If our Internet products do not gain market acceptance or if we do not introduce enhanced versions of our products on a timely basis, or at all, to meet the needs of our customers, our business, results of operations and financial condition would all suffer.

OUR SUCCESS DEPENDS ON CONTINUED ACCEPTANCE AND GROWTH OF THE INTERNET.

         Sales of our Internet usage management solutions depend on the continued acceptance and growth of the Internet. Because the Internet has only recently become a viable medium for commerce and communications, demand and market acceptance for Internet-related products are subject to high levels of uncertainty and risk. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. The Internet infrastructure may not be able to support the demands placed on it by this continued growth. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and such outages and delays could adversely affect the Internet usage of organizations utilizing our solutions. Additionally, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet remain unresolved and may negatively affect the growth of Internet use and the attractiveness of commerce and communication on the Internet. If critical issues concerning the commercial use of the Internet are not resolved in our favor, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the demand for our Internet usage management solutions could be significantly reduced, which would have a material adverse effect on our business, results of operations and financial condition.

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WE MAY NOT BE ABLE TO CONTINUE TO COMPETE SUCCESSFULLY WITH OTHER COMPANIES THAT
PROVIDE SIMILAR PRODUCTS.

         We currently compete with providers of Internet management software and web analytics software, including WebSense, JSB Software Technologies PLC, WebTrends, Accrue Software, Elron Software, Talley Systems and providers of call accounting software, including IntegraTrak, ISI, MicroTel, Switchview, Telco Research, Verimark, Xiox and Xtend. The market in which we compete is intensely competitive, increasingly subject to rapid changes, and significantly affected by new product introductions and other activities of market participants. In addition, the market is highly fragmented, and our competitors vary depending upon the segment of the market that our network usage management solutions address.

         In addition to current competition from producers of network usage management solutions, in the future we may experience competition from vendors of network devices, such as AXENT Technologies, Inc., Check Point Software Technologies Ltd., Cisco Systems, Inc., Lucent Technologies, Inc., Microsoft Corporation, Netscape Communications Corp., Nortel Networks Corporation, Siemens Corporation and others, that could bundle network usage management solutions with their network products. The bundling of competing products with network devices could make it more difficult for us to market our products or render our products obsolete. Even if the functionality, ease of use, and performance of the products included with network devices is inferior to that of our products, a significant number of customers may elect to accept these products instead of purchasing additional software from us. In addition, we believe that additional competitors will continue to enter the market as the size and visibility of the market opportunity increases. These new market entrants may include traditional system and network management software developers.

         We also face competition from Internet management service providers, such as consulting firms, web design firms, Internet audit firms, site management vendors, Internet service providers and independent software vendors. These service providers may use our solutions, our competitors' solutions or custom-developed solutions to provide network usage management for their customers who otherwise would have been sale opportunities for us. In addition, certain larger potential customers may rely on their IT departments to internally develop Internet usage management solutions.

         Many of our current and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, and substantially greater financial, technical, marketing, distribution, service, support and other resources than we have. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements. Our inability to develop products that are technologically competitive, responsive to customer needs and competitively priced could have a material adverse effect on our business, results of operations and financial condition.

WE MUST INCREASE BRAND AWARENESS OF OUR PRODUCT TO REMAIN COMPETITIVE.

         Due in part to the emerging nature of the market for Internet usage management and web analytics solutions and the substantial resources available to many of our competitors, we may have limited time to achieve and maintain a significant market share. Developing and maintaining awareness of the Telemate.Net, eSpective and NetSpective brand names is critical to achieving widespread acceptance of our network usage management and reporting solutions. Furthermore, the importance of brand recognition will increase as competition in the market for our products increases. Successfully promoting and positioning the Telemate.Net, eSpective and NetSpective brands will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products at competitive prices. Therefore, we plan to increase our financial commitment to create and maintain brand awareness among potential customers. If we fail to successfully promote our brand names or if we incur significantly greater expenses than planned in promoting and maintaining our brand names, it could have a material adverse effect on our business, results of operations, and financial condition.


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IF WE DO NOT CONTINUE TO EXPAND THE DISTRIBUTION OF OUR PRODUCTS THROUGH DIRECT
AND INDIRECT SALES CHANNELS, OUR OPERATING RESULTS WILL SUFFER.

         In order to increase our market share and revenue, we will need to expand our direct and indirect sales operations and channels of distribution. We have a broad base of customers, most of whom license a limited number of our products. To improve our results of operations, we must increase our base of customers and the number of products that each customer licenses. This may require an increasingly sophisticated sales effort. In order to increase sales, we must maintain an effective sales force. Maintaining an effective sales force will require us to maintain effective sales personnel and hire new sales staff. Any new hires will require training and take time to achieve full productivity. We may not be able to hire enough qualified individuals when needed, or at all. Failure to do so could have a material adverse effect on our business, results of operations, and financial condition.

         Our future success also depends upon our ability to expand our relationships with domestic and international distributors, value-added resellers, systems integrators, on-line and other resellers, Internet service providers and original equipment manufacturers to build our indirect sales channels. We currently maintain non-exclusive relationships with leading networking and network security vendors that help market and distribute our products, but we do not have written agreements with most of these companies. We must also continue to expand and maintain our non-exclusive relationships with key hardware and software vendors, distributors and resellers. We may not be successful in these efforts. Moreover, because we do not have written agreements with most of these parties, we cannot guarantee that these relationships will continue at all or on terms acceptable to us.

IF OUR SOFTWARE CONTAINS DEFECTS, OUR SALES ARE LIKELY TO SUFFER AND WE MAY BE EXPOSED TO LEGAL CLAIMS.

         Our products and product enhancements are very complex and from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the computer and Internet environments in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

-        product returns;

-        adverse publicity;

-        loss of or delays in market acceptance of our products;

-        delays or cessation of service to our customers; or

-        legal claims by customers against us.

         Our end-user licenses contain provisions that limit our exposure to legal claims, but these provisions may not be enforceable in all jurisdictions. Additionally, we maintain limited products liability insurance. To the extent that our contractual limitations are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND PRESIDENT.

         Our success depends largely upon the continued services of our Chief Executive Officer and President, Richard L. Mauro. We cannot guarantee that Mr. Mauro will continue to remain an employee.


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We have insurance on the life of Mr. Mauro, but there can be no assurance that the proceeds of this insurance would be adequate to compensate us for the loss of his services.

IF WE FAIL TO HIRE AND RETAIN QUALIFIED PERSONNEL, WE WILL BE UNABLE TO SUCCEED INOUR BUSINESS.

         Our future success depends on our ability to attract and retain highly qualified personnel. The competition for qualified personnel in the computer software and Internet markets is intense, and we may be unable to attract, assimilate or retain highly qualified personnel in the future. This could have a material adverse effect on our business, results of operations and financial condition.

WE MUST EFFECTIVELY MANAGE THE LONG-TERM GROWTH OF OUR BUSINESS.

         The expansion of our operations since our initial public offering has placed a significant strain on our management and on our operational and financial resources. If we are unable to manage our growth effectively, our business will be materially and adversely affected. To successfully manage our long-term growth, we will need to upgrade our resources and systems as well as expand our employee base ahead of such growth. Our future performance will depend, in part, on our ability to accurately predict future levels of growth, expand infrastructure and personnel at levels in line with such growth, and effectively integrate newly-hired executive officers into our management team. We cannot be certain that our management, operational and financial resources will be adequate to support our future operations.


INFRINGEMENT OR DUPLICATION OF OUR PROPRIETARY TECHNOLOGY COULD HARM OUR
BUSINESS.

         We currently rely on a combination of patent, trademark, service mark, trade dress, copyright and trade secret laws, as well as confidentiality provisions and contractual provisions to protect our proprietary technology. However, we cannot guarantee that third parties will not infringe or duplicate this technology and offer competing products that are substantially similar to ours.


         We currently have registered trademarks in Telemate and Telemate.Net, trademark applications pending in several marks, including NetSpectives and eSpectives, and one patent application pending on our Telemate.Net integrated network usage management product. We cannot guarantee that these applications or any future applications to protect our intellectual property will not be rejected. Even if they are not rejected, trademark, patent, copyright and trade secret protection may not be effective or available in every country in which our products are distributed or made available through the Internet. Despite taking steps to protect our rights, third parties could infringe or misappropriate our proprietary rights. Also, most protections do not preclude competitors from independently developing products with functionality or features substantially equivalent or superior to our products. Any infringement, misappropriation or third-party development could have a material adverse effect on our business, results of operations and financial condition.

         In the future, litigation may be necessary to enforce and protect our trade secrets, copyrights and other intellectual property rights. Legal standards relating to the validity, enforceability and scope protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Litigation, regardless of its outcome, would divert management resources, be expensive and may not effectively protect our intellectual property.



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OUR BUSINESS COULD BE HARMED IF WE ARE SUBJECTED TO INFRINGEMENT CLAIMS BROUGHT
BY THIRD PARTIES.

         In addition to the technology we have developed internally, we also use code libraries developed and maintained by Greenleaf Software, Stingray Software and Microsoft and have acquired or licensed technologies from other companies. Our integrated network management solutions are built around an embedded Microsoft SQL 7.0 database and Seagate Software, Inc.'s custom report writing tool. Our internally developed technology, the code libraries or the technology we acquired or licensed may infringe on a third party's intellectual property rights, and such third parties may bring claims against us. Such claims and any resulting litigation could subject us to significant liability for damages and invalidate our proprietary rights. Any infringement claims against us could also force us to do one or more of the following:

         - cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

         - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms or at all; or

         - redesign those products or services that incorporate the disputed technology.

                  Any of these results could have a material adverse effect on our business, results of operations and financial condition.

OUR PRODUCTS COULD BE TAMPERED WITH AND RENDERED INEFFECTIVE BY COMPUTER
HACKERS.

         Because our products access a wide range of information relating to our customers' businesses, computer hackers may attempt to infiltrate our software systems to obtain sensitive data and information regarding our customers. In addition, some of our products monitor network security. There is a risk that those products will be targets of attacks by computer hackers who create bugs or viruses or otherwise breach the security of those products in an attempt to sabotage their functionality. Although we know of no material infiltration of our products by hackers to date, our Internet usage products are new and we cannot guarantee that we will be able to respond to such attacks in a timely or effective manner. Any failure to do so could result in claims against us and make it difficult for us to market and sell our products.

GOVERNMENT REGULATION COULD INCREASE THE COSTS OF DOING BUSINESS ON THE INTERNET AND NEGATIVELY AFFECT SALES OF OUR PRODUCTS.

         As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Such laws and regulations could affect the network usage management activities of our customers. Regulation, if imposed, is likely to be in the areas of user privacy, pricing, content, and quality of products and services. Taxation of Internet use, or other charges imposed by government agencies or by private organizations for accessing the Internet, may also be imposed. Furthermore, any regulation imposing fees for Internet use could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business, results of operations and financial condition.



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OUR CHARTER DOCUMENTS AND GEORGIA LAW MAY PREVENT OR DELAY A FUTURE MERGER OR
ACQUISITION, THUS LOWERING OUR STOCK PRICE OR PREVENTING OUR SHAREHOLDERS FROM REALIZING A PREMIUM OVER OUR STOCK PRICE.

         Our Articles of Incorporation and Bylaws may have the effect of delaying, preventing or making a merger or acquisition less desirable to a potential acquirer, even where shareholders may consider the acquisition or merger favorable. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders. Any such issuance may materially adversely affect the market price of our common stock and the voting rights of the holders of our common stock. The issuance of our preferred stock may also result in the loss of voting control by the holders of our common stock to the holders of our preferred stock. In addition, provisions of the Georgia Business Corporation Code also may delay, prevent or discourage someone from acquiring or merging with us. The prevention or delay of a merger or acquisition could reduce our stock price or prevent our shareholders from realizing a premium over our stock price.